                                LICENSE AGREEMENT

         THIS LICENSE AGREEMENT is made and entered into on December 9, 1993 by and between DR. BUDIMIR S. DRAKULIC, a resident of California, residing at 10751 Wilshire Boulevard, PH. 9, Los Angeles, California 90024 ("Drakulic" or "Licensor") and Teledyne Electronic Technologies, a division of Teledyne Industries, Inc. ("Teledyne"), a California corporation, having the offices of its Marina del Rey facility at 12964 Panama Street, Los Angeles, California 90066, Telecopier No. (310) 822-4692.

         WHEREAS, Licensor possesses certain technology and owns valuable know-how which generally pertains to the manufacture, assembly, sale, distribution, servicing, installing, use, leasing and testing of brain wave sensing and recording analysis equipment;

         Teledyne desires to obtain the right to use certain of such technology and know-how for the manufacture and sale of certain products;

         NOW, THEREFORE, in consideration of the premises and mutual promises, terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties do hereby agree as follows:

I.       DEFINITIONS

         As used herein, the following terms shall have the following definitions,

         1.1 Affiliates. "Affiliates" shall mean any business entity controlled by, controlling or under common control with any party hereto, with "control" being interpreted broadly.

         1.2 Business Day. "Business Day" shall mean a day on which banks are open for business in Los Angeles, California.

         1.3 Dollars. "Dollars" or "$" shall mean lawful money of the United States of America in immediately available funds.

         1.4 Effective Date. "Effective Date" shall mean the date on which the Agreement is executed by the last of Drakulic and Teledyne.

         1.5 Invoice Price. "Invoice Price" shall mean the invoiced sale price of a Product F.O.B. common carrier in Los Angeles, California, of Teledyne (or Teledyne's sublicense or assignee in the event of a sublicense or assignment), but shall exclude: (i) any taxes, freight, shipping, transport, handling, packaging, insurance, export fees, duties, discounts, rebates, and similar such charges when listed separately; and (ii) the amounts paid to Drakulic for any components, parts or the materials purchased in connection with the manufacture or assembly of such Product.

         1.6 Payment Period. "Payment Period" shall mean the period commencing on the Effective Date and ending on the next March 31, June 30, September 30, or December 31, whichever occurs first, and then each tree (3) month period thereafter for as long as Teledyne sells Product.

         1.7 Product. "Product" shall mean the products, and only the products, described in Exhibit A attached hereto and made a part hereof.

         1.8 Technology. "Technology" shall mean any and all inventions and discoveries, whether patentable or not (including without limitation any and all patents and patent applications resulting therefrom), processes, trade secrets, copyrights, mask work rights, know-how, computer programs and software and hardware relating thereto, computer source codes, methods, contrivances, plans, processes, specifications, experiments, circuit descriptions, suggested circuit board layouts, parts lists, test fixtures and procedures, manuals, instruction devices, layouts, schematics, drawings, prototypes, system operating maintenance and instruction manuals and other intellectual property rights which have been created by or at the direction of Licensor or any person or entity on behalf of Licensor or directly or indirectly engaged by Licensor and (including without limitation all subcontractors, consultants and R&D partners or team members) which have been, are or will be used to manufacture, assemble, sell, distribute, use, install, service or test the Product. A description of the Product is set forth in Exhibit A attached hereto and made a part hereof.

II. GRANTS OF RIGHTS

         2.1      Ownership of Technology and Products.

                  (a) Licensor represents and warrants to Teledyne that all right, title and interest in and to the Technology and the Products is currently owned by Licensor.

                  (b) Licensor hereby represents and warrants to Teledyne that Licensor has and shall maintain full power and authority to use, license, grant rights to or otherwise dispose of the Technology and the Products without infringing a third party's patent or other rights in the Technology.

                  (c) Licensor shall deliver to Teledyne an opinion of Licensor's patent counsel that Licensor has the right to grant the licenses granted hereunder.

                  (d) The failure of Licensor to comply with any of the representations or warranties in Article 2.1(a) or (b) hereof at any time after the Effective Date shall constitute a material breach of this Agreement.

         2.2      Exclusive License of Technology and Products.

                  (a) Licensor hereby grants to Teledyne during the term of the Agreement the world-wide right and license to use and practice the Technology in order to make, use and sell the Products and only the Products. This right and license includes, without limitation, the rights: (i) to manufacture, assemble, sell, distribute, lease, install, test, repair, service and use any and all Products; (ii) to maintain the Products; (iii) to practice the methods and processes involved in the use of the Products; (iv) to make and have made, to use and have used, and to maintain and have maintained machines, tools, instrumentalities and materials in connection with the manufacture, assembly, installation, testing, repair, servicing and use of the Products; and (v) to use and have used methods and processes insofar as such machines, tools, instrumentalities, materials, methods and processes are involved in or incidental to the development, manufacture, installation, testing or repair of the Products. The rights granted with respect to the manufacture of the Products for sale or lease shall be exclusive but Licensor shall have full right and license to use and practice the Technology and any improvements and to make, use and sell products incorporating the Technology as long as such products do not directly compete with the Products.

                  (b) Teledyne agrees that Licensor shall retain all patent rights for the Technology and the Products.

                  (c) As soon as practicable after the Effective Date, but in no event later that sixty (60) days after the Effective Date, Licensor shall provide to Teledyne, at no additional cost to Teledyne, all of the information and other documentation in Licensor's possession with respect to the Technology.

                  (d) Teledyne shall have the right to sublicense or assign any of the rights and licenses granted hereunder, so long as each sublicense or assignee agrees to be bound by all of the terms and conditions contained in this Agreement as if any reference herein to Teledyne referred also to such sublicense or assignee.


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


         III. COMPENSATION PAYABLE TO LICENSOR

         3.1      Royalty.

                  (a) Teledyne agrees to pay Licensor, for granting the rights and licenses described in Article II hereof.

                           (1) Eighty-five Thousand ($85,000) on or before
December 1, 1993, plus

                           (2) a royalty for each and every Product manufactured
or sold by or on behalf of Teledyne, its sublicensees or its assigns (excluding returns) during the term of the Agreement. Such royalty for a Product shall be equal to the amount which is five percent (5%) of the Invoice Price for such product, plus

                           (3) Patent application fees including legal fees (for
Ellsworth Roston of Roston & Schwartz or, in the event he is unavailable, such other patent counsel as shall be mutually agreed upon by the parties) on an "actual cost basis" as billed, in an amount not to exceed $25,000, for the Products covered in this Agreement.

                  (b) If a Product and several other items are sold and invoiced together (including without limitation those situations where the Product is a component of a larger product or system), the discount on such sale shall be computed as a fraction, the numerator of which is the then-current list price of such Product and the denominator of which is the sum of Teledyne's then-current list price for such Product and other items. Upon the sale of such Product and other items or such larger product or system, the royalty payable to Licensor pursuant to this Article III for such Product shall be the percentage royalty otherwise provided for under this Article 3.1 applied to the following amount:
(i) Teledyne's then-current list price for such Product and other items or such larger product or system, multiplied by (ii) the discount, as computed above.

                  (c) Teledyne shall not be required to pay any royalty with respect to any Product sold or leased to Licensor or any of Licensor's Affiliates. In addition, it is contemplated that up to five (5) development or beta site contracts may be entered into primarily for the purposes of development and testing at rates which will not include profit for Teledyne (hereinafter "Development Contracts"). It is understood and agreed that Teledyne will be relieved of royalty payment obligations with respect to these Development Contracts.

         3.2 Contents of Teledyne's Reports. Teledyne shall deliver to Licensor within thirty (3) days after the end f each Payment Period a written report describing, for the applicable Payment Period: (a) the number and full description of each Product manufactured and sold by or on behalf of Teledyne, its sublicensees or its assigns during such Payment Period; (b) the Invoice Price for each such Product; (c) the name and address of the Purchases; and (d) the total royalty due on such Invoice Prices under Article 3.1 hereof.

         3.3 Royalties Mistakenly Paid on Returned Products. If Teledyne pays a royalty on a Product which has been or is subsequently returned to Teledyne, its sublicensees or its assigns, the amount of the royalty so paid shall be deemed a credit against royalties payable by Teledyne for subsequent Payment Periods. If no royalties are payable for a subsequent Payment Period, the remaining balance of such credits shall be refunded to Teledyne within thirty (30) days after Licensor's receipt of Teledyne's report for such Payment Period prepared pursuant to Article 3.2 hereof. Licensor is liable for the full amount of such refund.

         3.4      Payments of Fees and Royalties.

                  (a) All payments under Article 3.1 hereof shall be made by wire transfer, to Sanwa Bank California, Account No. 0444-18984. Such bank and account may only be changed by a written notice to Teledyne which is signed by Licensor.


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

                  (b) Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

                  (c) Payments hereunder shall be considered to be made as of the day on which they are received in Licensor's designated account.

                  (d) If the Invoice Price of a Product is stated in a currency other than Dollars, Teledyne may elect to either (i) pay the royalty on such Product in such other currency; or (ii) convert such Invoice Price into Dollars at the highest purchase price for Dollars quoted in the Wall Street Journal for a prime commercial customer to buy Dollars in New York with such other currency for spot value at or about eleven a.m. (New York time) five (5) Business Days immediately preceding the date on which the royalty with respect to such Invoice Price becomes due (the "Payment Date"); provided, however, that: (i) if no such commercial rate is or can be quoted at such time, such Invoice Price shall be converted into Dollars at the highest purchase price for Dollars most recently quoted in the Wall Street Journal for a prime commercial customer to buy Dollars in New York with such other currency for spot value prior to the Payment Date; and (ii) if no such commercial rate has been quoted at any time during the twelve (12) month period preceding the Payment Date, such Invoice Price shall be deemed to be equal to the Invoice Price (in Dollars) most recently charged by Teledyne in a sale of such Product in the United States.

         3.5 Teledyne's Books and Records. Teledyne agrees to make and keep full and accurate books and records in sufficient detail to enable royalties payable hereunder to be determined.

         3.6 Licensor's Right to Audit.On seven (7) days' prior written notice to Teledyne, Licensor and Licensor's certified public accountants and other auditors shall have full access to the books and records of Teledyne pertaining to activities under this Agreement and shall have the right to make copies therefrom. Except as provided below, any audit and related expenses shall be at Licensor's sole expense. Licensor, Licensor's certified public accountants and other auditors shall have such access at all reasonable times and from time to time during normal business hours. Prompt adjustment shall be made by the proper party to compensate for any errors or omissions disclosed by such audit. Only one such audit may be conducted during any calendar year. If any audit by Licensor or Licensor's certified public accountant indicates that Teledyne has underpaid Licensor by at least en percent (10%) for any Payment Period, Teledyne shall reimburse Licensor for the cost of such audit within thirty (30) after the completion of such audit and after the written notification by Licensor to Teledyne of the results of such audit. Teledyne shall also pay Licensor within such thirty (30) day period any under payment indicated in such audit. If any such audit indicates that Teledyne has overpaid Licensor by at least ten percent (10%) for any Payment Period, Licensor shall pay Teledyne within thirty (30) days after completion of the audit any such overpayment indicated in the audit.

         3.7 Audit Information Confidential. Licensor agrees to hold confidential all information learned in the course of any examination of Teledyne's books and records hereunder, except when it is necessary for Licensor to reveal such information in order to enforce its rights under this Agreement in court, or similar dispute resolution or enforcement proceeding or action, or except when compelled by law.

         3.8 Teledyne's Reports Conclusively Correct. All quarterly reports and payments not disputed as to correctness by Licensor within two (2) years after receipt thereof shall thereafter conclusively be deemed correct for all purposes.

IV. PROTECTION OF TECHNOLOGY AND PRODUCTS

         4.1      Infringements.

                  (a) Licensor shall take any and all actions, legal or otherwise, which it considers necessary or desirable to terminate infringements of the Technology or any Product or any unfair competition with the Product. Teledyne shall have the right to be kept informed of the status and progress of all actions instituted by Licensor pursuant to this Article. Licensor shall support all motions and other efforts by Teledyne to become a party jointly with Licensor to such action.


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

                  (b) Except as is provided in Article 4.1(c) below, each party hereto shall pay all the fees and expenses of its respective legal counsel incurred in connection with actions initiated pursuant to this Article. If the parties hereto agree to use the same legal counsel in any such action, they shall also agree on their respective responsibilities with respect to payment of the fees and expenses of such counsel.

                  (c) If Licensor does not institute an action within one hundred twenty (120) days after receiving notice from Teledyne of an infringement of the Technology or any Product or any unfair competition with the Product, Teledyne may institute an action with respect thereto. Licensor shall have the right to be kept informed of the status and progress of all such actions instituted by Teledyne pursuant to this Article. Teledyne shall support all motions and other efforts by Licensor to become a party jointly with Teledyne to such action. Teledyne shall not be under any obligation to institute any such action.

                  (d) Any recoveries or settlement proceeds (or parts thereof) received from suits or settlements involving an action initiated pursuant to this Article by either party or agreed to relating to the Technology or Products shall be applied first to reimbursing each party for such fees, expenses and other costs as it may have incurred (either directly or through the other party pursuant to Article 4.1(c) above) in connection with such action or settlement, and then the balance, if any, to be divided between Licensor, on one hand, and Teledyne, on the other hand, according to a fair determination of each party's actual and potential losses and damages to which the recovery relates. In the event Licensor and Teledyne cannot agree on the division between them, the issue shall be decided by arbitration pursuant to Article 7.3.

         4.2 Use of Name in Suit. Where, in the judgment of the party prosecuting an action under Article 4.1 hereof, it is necessary to use the other party's name to prosecute such action, such other party agrees to allow the prosecuting party to so use the name of such other party; provided, however, that the prosecuting party agrees to hold such other party harmless against any award of court costs or damages resulting solely from the use of such other party's name by the prosecuting party in such action.

         4.3 Detect and Report Infringements. Each party agrees to keep watch to detect any actual or suspected unauthorized use of the Technology or any Product and any attempted passing-off by imitation of any Product, and shall notify the other party in writing of any such actual or suspected unauthorized use and any such attempted passing-off within thirty (30) days after receiving knowledge of the actual or suspected unauthorized use or the attempted passing-off; provided, however, that it shall not be a material breach of this Agreement for mere negligence of a party in failing to provide such written notice to the other party as required hereby.

V. DEFENSIVE LITIGATION

         5.1      Actions Brought by Third Parties.

                  (a) Licensor shall indemnify and hold Teledyne harmless from and against any adverse final monetary judgment rendered against Teledyne in any action brought against any party asserting the infringement by Teledyne or any licensee or assignee of Teledyne of rights of a third party (including without limitation patent rights) due to the use or practice by Teledyne or any licensee or assignee of Teledyne of the Technology or any Product.

                  (b) Licensor shall, at its own expense, defend Teledyne from and against any such claim; provided, however, that Licensor shall not settle any action without the prior written consent of Teledyne which consent shall not be unreasonably withheld.


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

         5.2      Notification of suits.

                  (a) Teledyne shall give Licensor written notice of any suit or action described in Article 5.1 hereof wherein Teledyne is named as a party. Teledyne shall give such written notice within ten (10) days after acquiring such knowledge or prior to the expiration of time which is reasonably necessary to prepare a response for filing with a court, which ever occurs first.

                  (b) Licensor shall give Teledyne written notice of any suit or action brought against Licensor with respect to the Technology or any Product asserting the infringement on rights of a third party (including without limitation patent rights) due to the use or practice of the Technology or any Product. Licensor shall give such written notice within ten (10) days after acquiring such knowledge or prior to the expiration of time which is reasonably necessary to prepare a motion to intervene for filing with a court or other judicial body, whichever is first to occur.

VI.      TERMINATION

         6.1 Term of Agreement. Unless it is terminated on an earlier date pursuant to Article VI of this Agreement, the license granted hereunder shall be perpetual. The obligation of Teledyne to pay royalties shall terminate on the later of (a) December 31, 2013, or (b) the date upon which the Product and Technology become a part of the public domain such that the public and third parties are legally entitled to use and exploit the Products and Technology, whether such entitlement results from the expiration of any patent rights, independent discovery or through any other lawful means.

         6.2      Notice of Termination.

                  (a) Upon the occurrence of a material breach or default as to any obligation hereunder by either party and the failure of such party, within sixty (60) days after receiving written notice thereof from the other party, to cure (or to provide adequate assurance of cure of) such material breach or default, this Agreement may be terminated by the other party by giving written notice to the breaching party of such termination, such termination being immediately effective upon the giving of such notice of termination to the breaching party.

                  (b) In the event of a material breach of any of the provisions hereof by either party, the other party may seek to recover monetary damages against the breaching party in accordance with the provisions of Article 7.3 hereof.

                  (c) Notwithstanding anything to the contrary herein, Teledyne shall be entitled to prevent termination by Licensor hereunder by providing such adequate assurance of its performance of any prospective award for damages in favor of Licensor in such amount and in such manner, including but not limited to the posting of a bond, as shall be determined by the arbitrator pursuant to
Article 7.3 acting on an expedited preliminary basis prior to actual full arbitration proceedings.

VII. MISCELLANEOUS

         7.1      Assignments.

                  (a) Except as is permitted under article 2.2 above, this Agreement and any and all of the rights and obligations of either party hereunder shall not be assigned, delegated, sold, transferred, sublicensed or otherwise disposed of, by operation of law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that (i) Licensor's consent shall not be required with respect to any assignment, delegation, sale, transfer, sublicense or other disposition by Teledyne to any of its Affiliates; and (ii) withholding one's consent because the proposed assignee, delegate, transferee, sublicense or dispose is a competitor of such party shall not be deemed to be unreasonable, for the purposes of this Article. Any attempted assignment, delegation, sale, transfer, sublicense or other disposition, by operation of law or otherwise, of this Agreement or any rights or obligations hereunder contrary to this Article
7.1 shall be a material breach of this Agreement by the attempting party, shall be void and shall be of no force or effect.


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

                  (b) This Agreement shall be binding upon, and inure to the benefit of, Licensor and Teledyne and their respective successors and assigns, to the extent such assignments are in accordance with this Article 7.1.

         7.2 Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of California, U.S.A.

         7.3      Arbitration.

                  (a) Any dispute, controversy or claim arising out of or relating to this Agreement or to a breach thereof, including its interpretation, performance or termination, shall be submitted to and finally resolved by arbitration. The arbitration shall be conducted in accordance with the commercial rules of the American Arbitration Association, which shall administer the arbitration and act as appointing authority. The arbitration, including the rendering of the award, shall take place in Los Angeles, California, and shall be the exclusive forum for resolving such dispute, controversy or claim. For the purposes of this arbitration, the provisions of this Agreement and all rights and obligations thereunder shall be governed and construed in accordance with the laws of the State of California. The decision of the arbitrators shall be executory, final and binding upon the parties hereto, and the expense of the arbitration (including without limitation the award of attorneys' fees to the prevailing party) shall be paid as the arbitrators determine. Judgment based on the decision of the arbitrators may be entered by any court of competent jurisdiction. Notwithstanding this, judgment upon the award of the arbitration may be entered in any court where the arbitration takes place or any court having jurisdiction thereof, and application may be made to any court for a judicial acceptance of the award or order of enforcement.

                  (b) Notwithstanding anything contained in subparagraph (a) above to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party in order to enforce the instituting party's rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief.

         7.4 Waiver. A waiver of any breach of any provision of this Agreement shall not be construed as a continuing waiver of other breaches of the same or other provisions of this Agreement.

         7.5 No Other Relationship. Nothing herein contained shall be deemed to create an agency, joint venture or partnership relationship between the parties hereto. At no time shall either party make commitments or incur any charges or expenses for or in the name of the other party.

         7.6 Notices. Each notice required or permitted to be given or sent under this Agreement shall be given by telecopy transmission or by postage prepaid letter, return receipt requested, to the parties at the addresses and telecopy numbers indicated above. Any party may change its address and/or its telecopy number, for purposes of this Agreement, by giving the other party written notice of its new address and/or telecopy number. Any notice if given or made by postage prepaid letter, return receipt requested, shall be deemed to have been received on the earlier of the date actually received and the date five (5) days after the same was posted (and in proving such it shall be sufficient to prove that the envelope containing the same was properly addressed and posted as aforesaid) and if given or made by telecopy transmission shall be deemed to have been received at the time of dispatch, unless such date of deemed receipt is not a Business Day, in which case the date of deemed receipt shall be the next succeeding Business Day.

         7.7 Entire Understanding. This Agreement and all exhibits hereto together embody the entire understanding between the parties relating to the subject matter hereof, whether written or oral, and there are no prior representations, warranties or agreements between the parties not contained in this Agreement.


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

         7.8 Invalidity. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties hall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonably substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

         7.9 Amendments. Any amendment or modification of any provision of this Agreement must be in writing, dated and signed by each party hereto.

         7.10 Feed Payable. Licensor and Teledyne acknowledge that there is no broker's commission, finder's fee or other amount payable with regard to this transaction, and Licensor and Teledyne agree to indemnify and hold the other harmless from and against all liability, claims, demands, damages or costs of any kind arising from or connected with any broker's or finder's fee, commission or charge claimed to be due any person arising from the indemnitor's conduct with respect to this Agreement and the transactions contemplated herein.

         7.11 Attorneys' Fees. In the event of any dispute with respect to this Agreement, the prevailing party shall be entitled to its reasonable attorneys' fees and other costs and expenses incurred in resolving such dispute.

         7.12 Survival of Contents. Notwithstanding anything else in this Agreement to the contrary, the parties agree that Articles 2.1, 2.2, 3.8, 4.1, 4.2, 4.3, 5.1, 5.2, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10, 7.11, 7.12,
7.15 and 7.16 shall survive the termination of this Agreement to the extent required thereby for the full observation and performance by one or both of the parties hereto.

         7.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original. Such counterparts shall together constitute but one and the same instrument.

         7.14 Table of Contents and Headings. Any table of contents accompanying this Agreement and any headings contained herein are for directory purposes only, do not constitute a part of this Agreement, and shall not be employed in interpreting this Agreement.

         7.15 Parties to Agreement. The parties to this Agreement are Drakulic and Teledyne, and no other persons or entities.

         7.16     Publicity.

                  (a) Except as may otherwise be required by law, no party to this Agreement shall without the other party's, prior written consent, which consent shall not be unreasonably withheld, (i) make any news releases, public announcements, denials or confirmations of this Agreement or its subject matters; or (ii) in any manner advertise or publish the fact that they have contracted hereunder. Provided, however, that notwithstanding anything to the contrary herein, Licensor shall have the right to publish, speak, and present in and to scientific, technical, and professional journals and conferences.

                  (b) The contents and substance of this Agreement shall in no event be disclosed by any party or by their employees to third parties, except
(i) by the prior written consent of the other party hereto, (ii) in connection with filings or submissions to governmental agencies or instrumentalities for the purposes of establishing intellectual or industrial property rights (including without limitation patent, trademark, copyright and mask work rights) or perfecting security interests, or (iii) as may otherwise be required by law.

VIII. DEVELOPMENT OF PRODUCTS

         8.1 Funds Provided by Teledyne. Drakulic shall perform research and development work on the Products as mutually agreed upon by Drakulic and Teledyne and Drakulic and Teledyne shall use their best efforts to develop the Products which can be manufactured and sold commercially by Teledyne. Before commencing any work, the parties shall mutually agree as to the appropriate scope. Drakulic shall submit an invoice to Teledyne, within thirty (30) days after the end of each month, for the services performed by Drakulic, and the out-of-pocket expenses incurred by Drakulic, in connection with such research and development during such month. Within thirty (30) days after an invoice from Drakulic for any month, Teledyne shall compensate Drakulic for such research and development work and the out-of-pocket expenses incurred by Drakulic in connection with such work. Drakulic shall be compensated by Teledyne at the rate of $15,000 per month for the period from September 1, 1993 to August 31, 1994. It is contemplated that Teledyne and Drakulic may extend the development period and the compensation therefore upon mutual agreement.


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

         8.2 Rights to Development of Products. Any inventions, improvements and developments in the Technology and any know-how, including trade secrets and confidential information in the Technology developed by Drakulic and Teledyne during the research and development specified in Article 8.1, shall be included in the Technology which is licensed hereunder and may be used and practiced by Teledyne for the purpose of manufacture and sale of the Products without further payment to Licensor beyond the regular royalty payments provided for in Article
3.1. Any patent applications filed on such inventions, improvements and discoveries and any patents issued from such patent applications shall also be included in Technology which is licensed hereunder.

         8.3 Confidentiality. The parties agree that the value of the Technology licensed in this agreement is reduced to the extent that it does not remain secret. Accordingly, each party agrees to take all steps reasonably necessary to protect the Technology and prevent it from entering the public domain or falling into the hands or others not bound by this License Agreement or not pledged to maintain secrecy of the Technology.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement.



                              /s/ Budimir S. Drakulic
                              ------------------------------------------------
                              DR. BUDIMIR S. DRAKULIC



                              TELEDYNE ELECTRONIC TECHNOLOGIES

                              A Division of Teledyne Industries, Inc.

                              By: /s/ Marvin H. Fink
                                  --------------------------------------------

                                  Name:  Marvin H. Fink
                                         -------------------------------------

                                  Title: President
                                         -------------------------------------

                                    EXHIBIT A


         The following are the Products licensed hereunder:

                  1. A 256 Channel EEG/EP recording system consisting of eight 32-channel patient modules and a DSPM (digital signal processing module) box developed for sale to UCLA and as described in UCLA Purchase Order No. 0125271MC dated 01/05/93, together with any generational improvements in this specific product from the product as described in the UCLA purchase order.

                  2. A solid state physiological data recorder consisting of a portable analog signal processing unit, A/D converter, microcontroller and solid state memory to store the physiological data obtained from portable analog signal processing unit for ambulatory/in-flight use capable of recording EEG, EOG and EMG signals at a minimum, by means of miniature preamplifiers, mounted near electrodes and a multichannel postamplifier mounted on the subject together with any generational improvements made in this specific product from the product as presently described in documentation at Teledyne.

                  3. Component parts such as amplifiers and preamplifiers designed for use in, and comprising, the two Products described in 1 and 2 above.



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